Exhibit 8.1

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Beijing	Moscow
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	Chicago	Paris
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April 11, 2018	Hong Kong	Seoul
	Houston	Shanghai
Aegon N.V.	London	Silicon Valley
Aegonplein 50	Los Angeles	Singapore
P.O. Box 85	Madrid	Tokyo
2501 CB The Hague	Milan	Washington, D.C.
The Netherlands

Re:	5.500% Fixed-to-Floating Rate Subordinated Notes due 2048 of Aegon N.V.

Ladies and Gentlemen:

We have acted as special United States tax counsel to Aegon N.V., a limited liability public company (the “Company”), in connection with the issuance of $800,000,000 aggregate principal amount of 5.500% Fixed-to-Floating Rate Subordinated Notes due 2048 (the “Notes”), under an indenture dated October 11, 2001 among the Company, AEGON Funding Company LLC and The Bank of New York Mellon Trust Company, N.A. as trustee, as supplemented by a ninth supplemental indenture, dated as of the date hereof, and pursuant to a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 31, 2017 (Registration No. 333-220276) (as so filed and amended, the “Registration Statement”), a base prospectus, dated August 31, 2017, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a final prospectus supplement, dated April 4, 2018 filed with the Commission pursuant to Rule 424(b) under the Act on April 6, 2018 (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement, dated April 4, 2018 between the underwriters named therein and the Company (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Notes.

The facts, as we understand them, and upon which with your permission we rely in rendering the opinion herein, are set forth in the Prospectus with respect to the Notes. In addition, in our capacity as special United States tax counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate. In our examination, we have assumed the accuracy of all information provided to us.

April 11, 2018

Based on such facts and subject to the qualifications, assumptions and limitations set forth herein and in the Prospectus, we hereby confirm that the statements in the Prospectus, under the caption “Taxation in the United States,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, are the opinion of Latham & Watkins LLP as to the material United States federal income tax consequences of an investment in the Notes.

No opinion is expressed as to any matter not discussed herein.

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws or the laws of any state or any other jurisdiction, or as to any other matters of municipal law or the laws of any local agencies within any state.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters. Our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not affect the conclusions stated in this opinion. Any variation or difference in the facts from those set forth in the Prospectus or any other documents we reviewed in connection with the transactions referenced in the first paragraph or otherwise relied on by us as described above may affect the conclusions stated herein.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 6-K dated April 11, 2017 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Latham & Watkins LLP